EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-252670, No. 333-214805, No. 333-235962, No. 333-227349, No. 333-238928, No. 333-239495, and No. 333-248623), Form S-3MEF (No. 333-249694), Form S-1 (No. 333-221683, No. 333-230856, No. 333-232762, No. 333-235709, and No. 333-235709), and Form S-8 (No. 333-227482, No. 333-228655, and No. 333-250097), of Genius Brands International, Inc. of our report dated April 5, 2022, relating to our audit of the consolidated financial statements of Genius Brands International, Inc., which appears in this Annual Report on Form 10-K for the years ended December 31, 2021 and 2020.

/s/ BAKER TILLY US, LLP

Los Angeles, California

April 5, 2022